LILLY INDUSTRIES, INC. AND SUBSIDIARIES                               EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except ratios)

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

                               Twelve
                               months
                               ended     Nine months ended                 Year ended November 30
                               8/31/97   8/31/97   8/31/96      1996      1995     1994      1993      1992
                               -------   -------   -------   -------   -------   -------   -------   -------
Operating income               $69,777   $50,604   $28,793   $47,966   $35,388   $42,017   $29,570   $22,838
Interest income and sundry         326       159       471       638       544       554       294       731
Amortization of debt expense     1,079       773       510       816         0         0         0         0
Interest component of rent       2,100     1,575     1,125     1,500       475       400       580       618
                               -------   -------   -------   -------   -------   -------   -------   -------
Total adjusted earnings        $73,282   $53,111   $30,899   $50,920   $36,407   $42,971   $30,444   $24,187
                               =======   =======   =======   =======   =======   =======   =======   =======


Amortization of debt expense   $ 1,079   $   773   $   510   $   816   $     0   $     0   $     0   $     0
Interest component of rent       2,100     1,575     1,125     1,500       475       400       580       618
Interest expense                20,174    14,781     9,073    14,466     2,158     2,919     1,925     1,662
                               -------   -------   -------   -------   -------   -------   -------   -------
Total fixed charges            $23,353   $17,129   $10,708   $16,782   $ 2,633   $ 3,319   $ 2,505   $ 2,280
                               =======   =======   =======   =======   =======   =======   =======   =======

Ratio of earnings to
   fixed charges                  3.14      3.10      2.89      3.03     13.83     12.95     12.15     10.61
                               =======   =======   =======   =======   =======   =======   =======   =======
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